Exhibit 99.1

Contact  Martin J. Landon – Investors
KCI
(210) 255-6494

Elliot Sloane – Media
Sloane & Company
(212) 446-1860

KINETIC CONCEPTS REPORTS
 FIRST QUARTER 2004 FINANCIAL RESULTS

San Antonio, Texas, May 5, 2004 – Kinetic Concepts, Inc. (“KCI” or the “Company”) today reported first quarter 2004 net revenue of $224.8 million, an increase of 35% from the first quarter of 2003.  Excluding the effects of foreign currency exchange movements, net revenue for the first quarter increased 30% over the prior year.

On February 24, 2004, KCI began trading as a public company (NYSE:  KCI).  Including after-tax expenses of $18.0 million and in-kind preferred stock dividends of $65.6 million associated with KCI’s initial public offering (“IPO”), the Company reported a loss per diluted share, after dividends, of $1.19 for the first quarter compared to earnings per diluted share of $0.21 in the prior year.  Net earnings for the first quarter of 2004 were $5.5 million before preferred stock dividends.  After recognition of the preferred stock dividends, KCI reported a net loss available to common shareholders of $60.1 million.

Excluding expenses and preferred stock dividends associated with the IPO, net earnings for the first quarter of 2004 would have been $23.5 million, up 39% from net earnings of $16.9 million for the same period a year ago. Earnings per diluted share, excluding expenses and dividends associated with the IPO, would have been $0.34 in the first quarter of 2004 compared to $0.21 in 2003, a 62% improvement over the prior year.

A total of 20.7 million shares of KCI common stock were sold in the IPO, including 3.5 million newly-issued shares.  Upon the closing of the IPO, the Company accelerated recognition of in-kind preferred stock dividends and converted all outstanding shares of preferred stock into 19.2 million shares of common stock.  At March 31, 2004, KCI had 64.8 million shares of common stock outstanding.  Net IPO proceeds to KCI of approximately $74.9 million were used to pay down long-term debt.

“We are pleased with the performance of our business in the first quarter and with the response to our initial public offering,” said Dennert O. Ware, president and chief executive officer of KCI.   “We continue to execute on our strategic plan and we are delivering on both our short and long-term performance metrics.  Several factors contributed to our first quarter performance including strong demand for our V.A.C. systems, increased revenue in our surfaces business and our ongoing investment in sales and marketing — all of which led to improved operating margins.”

Revenue Recap – Q1 2004

Revenue for the first quarter of 2004 was $224.8 million, an increase of 35% from the prior-year period.  Domestic revenue for the period was $169.9 million, a 33% increase from the first quarter of 2003 due primarily to increased rental and sales volumes for V.A.C. wound healing devices and related disposables.  International revenue of $54.9 million increased 39% compared to the prior-year period as a result of increased V.A.C. demand, higher therapeutic surface revenue and favorable foreign currency exchange movements.  Excluding the effects of foreign currency exchange movements, international revenue increased 21% from the first quarter of the prior year.

V.A.C. revenue was $148.3 million for the first quarter of 2004, an increase of 51% from the prior-year period.  Domestic V.A.C. revenue was $121.6 million in the quarter, an increase of 48% compared to the prior year.  First quarter international V.A.C. revenue was $26.7 million, an increase of 69% from the prior-year period.  Excluding the effects of foreign currency exchange movements, international V.A.C. revenue for the period increased 47% from the prior-year period.  The growth in V.A.C. was bolstered by increased physician and payer awareness of the benefits of V.A.C. therapy, and increased product adoption across wound types.

Surface revenue was $76.5 million for the first quarter of 2004, an increase of 11% from the prior-year period primarily due to higher surface product utility resulting from a severe winter flu season in the U.S., and growth in international markets.  International surface results also benefited from favorable currency exchange rate variances.  Domestic surface revenue for the first quarter of 2004 was approximately $48.4 million, an increase of 7% from the prior-year period.   International surface revenue for the first quarter was $28.2 million, an increase of 20% from a year ago. Excluding the effects of foreign currency exchange movements, international first quarter surface revenue increased 3% from the prior-year period.

Income Tax Rate

The effective tax rate for the first quarter of 2004 was 36% compared to 37.5% for the same period a year ago.  The income tax rate reduction is primarily attributable to our tax structure, which is designed to result in higher revenue in lower tax jurisdictions.

Liquidity

As of March 31, 2004, KCI had $568.3 million of total debt (long-term debt, capital lease obligations and liability associated with interest rate swaps) outstanding.  During the quarter, the Company redeemed $71.8 million of its 7 3/8% Senior Subordinated Notes due 2013, and paid an additional $50.0 million under the senior credit facility.  Total cash at March 31, 2004 was $93.2 million. Borrowing availability under the revolving credit facility at March 31, 2004 was $86.2 million.  Working capital changes during the period include a tax payment of $28.1 million related to receipt of the second and final installment of an anti-trust litigation settlement that we reached in 2002. In addition, the current income tax payable reflects tax benefits of $10.1 million associated with the IPO, which will be realized in the second quarter of 2004.

Outlook

The following guidance is based on current information and expectations as of May 5, 2004.  Because KCI only recently began trading its equity in the public markets, the Company is providing revenue and earnings guidance for both the second quarter and full year of 2004.

Q2 2004	Forecast
Revenue	$230 - $240 million
Net Earnings	$24 - $26 million
EPS	$0.34 - $0.36
Diluted Shares	70.5 - 71.5 million

Forecast
Full Year 2004	Forecast	(As Adjusted) (1)
Revenue	$940 - $970 million	$940 - $970 million
Net Earnings	$82 - $88 million	$100 - $106 million
EPS	$0.24 - $0.33	$1.42 - $1.48
Diluted Shares	67.5 - 68.5 million (2)	70.5 - 71.5 million

(1)	“As adjusted” forecast information excludes approximately $18.0 million of expenses and $65.6 million of preferred stock dividends associated with the initial public offering.
(2)	Due to their antidilutive effect, 2,990,000 dilutive potential common shares from preferred stock conversion have been excluded from the diluted weighted average shares calculation.

“We have a sound strategic plan that we are executing to promote our long-term success,” said Ware.  “Our key growth objectives are to further penetrate the wound closure market by driving V.A.C. adoption, to expand internationally and to continue innovating in all of our product areas.”

Non-GAAP Financial Information

Throughout this press release, we have presented income statement items on an adjusted basis to exclude the impact of all costs and the acceleration of preferred stock dividends incurred as a result of our initial public offering.  These adjusted non-GAAP financial measures do not replace the presentation of our GAAP financial results.  We have provided this supplemental non-GAAP information to demonstrate meaningful information regarding our results on a consistent and comparable basis for the periods presented.  Management uses this non-GAAP financial information for reviewing the operating results of its business segments and for analyzing potential future business trends in connection with its budget process.  In addition, we believe investors use the information to evaluate period-to-period results and to understand potential future operating results.  A reconciliation of our GAAP income statement for the periods presented to the non-GAAP financial information provided is included herein.

Earnings Release Conference Call

As previously announced, the Company has scheduled an earnings release conference call for 8:30 a.m. eastern daylight time today, Wednesday, May 5, 2004.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	800-299-0148
International Dial-in Number:	+617-801-9711
Participant Code:	10686595

This call is being web cast by CCBN and can be accessed at the Kinetic Concepts, Inc. Web site at
http://www.kci1.com/investor/index.asp, and clicking on Web cast — Q1 2004 Kinetic Concepts Earnings Call.  The web cast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com and institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  An archive of the Web cast will be available at http://www.kci1.com/investor/index.asp until May 5, 2005.

KCI’s business outlook as of today is expected to be available on KCI’s Investor Relations Web site.  It is currently expected that the full business outlook will not be updated until the release of KCI’s next quarterly earnings announcement, notwithstanding subsequent developments.  However, although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces.   We design, manufacture, market and service a wide range of proprietary products that can significantly improve clinical outcomes while reducing the overall cost of patient care by accelerating the healing process or preventing complications.  Our advanced wound care systems incorporate our proprietary Vacuum Assisted Closure®, or V.A.C.®, technology, which has been clinically demonstrated to promote wound healing and reduce the cost of treating patients with serious wounds.  Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address complications associated with immobility and obesity, such as pressure sores and pneumonia. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients’ homes both in the United States and abroad.

This press release contains forward-looking statements including, among other things, management’s estimates of future performance, revenue and earnings, our management’s growth objectives and our management’s ability to produce consistent operating improvements.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties which could cause us to fail to achieve our current financial projections and other expectations, such as a change in the demand for the V.A.C. resulting from increased competition, a change in payer reimbursement policies, our ability to protect our intellectual property rights and general economic conditions.  All information set forth in this release and its attachments is as of May 5, 2004.  We undertake no duty to update this information.  More information about potential factors that could affect our business and financial results is included in our Annual Report on form 10-K for the fiscal year ended December 31, 2003, including, among other sections, under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the SEC and available at the SEC’s website at www.sec.gov.  Additional information will also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which will be filed with the SEC in the second quarter of 2004.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Earnings (1)
(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
		2004
	2004	IPO Related Costs and Expenses	Excluding IPO Related Costs and Expenses	2003	% Change
Revenue:
Rental	$165,908	$—	$165,908	$129,442	28.2%
Sales	58,926	—	58,926	37,561	56.9%
Total revenue	224,834	—	224,834	167,003	34.6%

Rental expenses	105,406	—	105,406	79,379	32.8%
Cost of goods sold	16,768	—	16,768	13,645	22.9%
Gross profit	102,660	—	102,660	73,979	38.8%

Selling, general and administrative expenses	48,542	—	48,542	36,481	33.1%
Research and development expenses	7,119	—	7,119	4,425	60.9%
Initial public offering indirect expenses	19,534	(19,534)	—	—	—

Operating earnings	27,465	19,534	46,999	33,073	42.1%

Interest income	371	—	371	400	(7.3)%
Interest expense	(18,844)	8,634	(10,210)	(8,178)	(24.8)%
Foreign currency gain (loss)	(464)	—	(464)	1,788	(126.0)%
Earnings before income taxes	8,528	28,168	36,696	27,083	35.5%
Income taxes	3,070	10,140	13,210	10,156	30.1%

Net earnings	$5,458	$18,028	$23,486	$16,927	38.7%
Series A convertible preferred stock dividends	(65,604)	65,604	—	—	—

Net earnings (loss) available to common shareholders	$(60,146)	$83,632	$23,486	$16,927	38.7%
Net earnings (loss) per share available to common shareholders:
Basic	$(1.19)		$0.47	$0.24	95.8%
Diluted	$(1.19)		$0.34	$0.21	61.9%

Weighted average shares outstanding:
Basic	50,332		50,332	70,995
Diluted	50,332 (2)		68,293	79,861

(1)

Throughout this press release, we have presented income statement items on an adjusted basis to exclude the impact of all costs and preferred stock dividends incurred as a result of our initial public offering.  These adjusted non-GAAP financial measures do not replace the presentation of our GAAP financial results.  We have provided this supplemental non-GAAP information to provide meaningful information regarding our results on a consistent and comparable basis for the periods presented.  Management uses this non-GAAP financial information for reviewing the operating results of its business segments and for analyzing potential future business trends in connection with its budget process.  In addition, we believe investors use the information to evaluate period-to-period results and to understand potential future operating results.  A reconciliation of our GAAP income statement for the periods presented to the non-GAAP financial information provided is included herein.

(2)

Due to their antidilutive effect, 5,934,824 dilutive potential common shares from stock options and 12,026,073 dilutive potential common shares from preferred stock conversion have been excluded from the diluted weighted average shares calculation for the three months ended March 31, 2004.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$93,243	$156,064
Accounts receivable, net	200,034	199,938
Inventories, net	30,102	32,253
Deferred income taxes	22,925	22,749
Prepaid expenses and other current assets	14,421	11,811
Total current assets	360,725	422,815

Net property, plant and equipment	155,085	145,208
Loan and preferred stock issuance costs, less accumulated amortization of $1,590 in 2004 and $1,014 in 2003	14,931	19,779
Goodwill	48,791	48,797
Other assets, less accumulated amortization of $8,359 in 2004 and $8,190 in 2003	28,741	28,497
	$608,273	$665,096

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$30,719	$34,386
Accrued expenses	100,153	112,652
Current installments of long-term debt	4,308	4,800
Current installments of capital lease obligations	1,536	1,576
Derivative financial instruments	4,293	2,402
Income taxes payable	14,793	39,403
Total current liabilities	155,802	195,219

Long-term debt, net of current installments	556,842	678,100
Capital lease obligations, net of current installments	1,337	1,351
Deferred income taxes, net	26,191	26,566
Deferred gain, sale of headquarters facility	8,915	9,183
Other noncurrent liabilities	212	212
	749,299	910,631
Series A convertible preferred stock, 264 issued and outstanding at December 31, 2003	—	261,719

Shareholders’ equity (deficit):
Common stock; authorized 225,000 at March 31, 2004 and 150,000 at December 31, 2003; issued and outstanding 64,814 at March 31, 2004 and 41,270 at December 31, 2003	65	41
Additional paid-in capital	429,501	1,157
Deferred compensation	226	185
Retained deficit	(579,101)	(518,955)
Accumulated other comprehensive income	8,283	10,318
Shareholders’ deficit	(141,026)	(507,254)

	$608,273	$665,096

KINETIC CONCEPTS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended March 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$5,458	$16,927
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	9,637	9,952
Amortization	4,087	713
Provision for uncollectible accounts receivable	3,177	1,749
Amortization of deferred gain on sale of headquarters facility	(268)	(259)
Writeoff of deferred loan fees	3,342	—
Non-cash amortization of stock award to directors	42	—
Change in assets and liabilities
Increase in accounts receivable, net	(3,313)	(6,983)
Decrease in other accounts receivable	—	175,000
Decrease in inventories	2,135	2,992
Increase in prepaid expenses and other current assets	(2,608)	(3,541)
Increase (decrease) in accounts payable	(3,671)	1,455
Increase (decrease) in accrued expenses	(10,381)	3,025
Increase (decrease) in income taxes payable	(24,611)	71,606
Decrease in current deferred income taxes	(176)	(66,838)
Increase (decrease) in deferred income taxes, net	279	(677)
Net cash provided (used) by operating activities	(16,871)	205,121

Cash flows from investing activities:
Additions to property, plant and equipment	(20,841)	(17,678)
Increase in inventory to be converted into equipment for short-term rental	(3,100)	(200)
Dispositions of property, plant and equipment	395	404
Increase in other assets	(408)	(323)
Net cash used by investing activities	(23,954)	(17,797)

Cash flows from financing activities:
Repayment of notes payable, long term, capital lease and other obligations	(121,805)	(105,787)
Initial public offering of common stock:
Proceeds from issuance of common stock	105,000	—
Stock issuance costs	(10,604)	—
Proceeds from exercise of stock options	5,443	663
Net cash used by financing activities	(21,966)	(105,124)

Effect of exchange rate changes on cash and cash equivalents	(30)	506

Net increase (decrease) in cash and cash equivalents	(62,821)	82,706
Cash and cash equivalents, beginning of period	156,064	54,485
Cash and cash equivalents, end of period	$93,243	$137,191

Cash paid during the three months for:
Interest (1)	$12,794	$2,730
Income taxes	$3,915	$5,508
Non-cash activity:
Non-cash consideration for exercise of stock options	$2,136	$—

(1)	2004 amount includes $5.3 million related to the IPO.

KINETIC CONCEPTS, INC AND SUBSIDIARIES

SUPPLEMENTAL REVENUE DATA

(unaudited)

(in thousands)

	Three months ended March 31,
			Variance
	2004	2003	$	%
USA
V.A.C.
Rental	$89,907	$65,288	$24,619	37.7%
Sales	31,682	17,092	14,590	85.4
Total V.A.C.	121,589	82,380	39,209	47.6

Therapeutic surfaces/other
Rental	39,801	37,862	1,939	5.1
Sales	8,551	7,386	1,165	15.8
Total therapeutic surfaces/other	48,352	45,248	3,104	6.9

Total USA rental	129,708	103,150	26,558	25.7
Total USA sales	40,233	24,478	15,755	64.4

Subtotal – USA	$169,941	$127,628	$42,313	33.2%

International
V.A.C.
Rental	$13,374	$7,818	$5,556	71.1%
Sales	13,347	8,006	5,341	66.7
Total V.A.C.	26,721	15,824	10,897	68.9

Therapeutic surfaces/other
Rental	22,826	18,474	4,352	23.6
Sales	5,346	5,077	269	5.3
Total therapeutic surfaces/other	28,172	23,551	4,621	19.6

Total International rental	36,200	26,292	9,908	37.7
Total International sales	18,693	13,083	5,610	42.9

Subtotal – International	$54,893	$39,375	$15,518	39.4%

Total revenue	$224,834	$167,003	$57,831	34.6%

KINETIC CONCEPTS, INC. AND SUBSIDIARIES

Reconciliation of EBITDA to Cash Flows from Operations (1)

(in thousands)

(unaudited)

	Three months ended March 31,
	2004	2003
Net earnings (2)	$5,458	$16,927
Income tax expense	3,070	10,156
Interest expense (3)	18,844	8,178
Depreciation	9,637	9,952
Amortization (4)	3,511	134

EBITDA (2)	40,520	45,347

Provision for uncollectible accounts receivable	3,177	1,749
Amortization of deferred gain on sale of headquarters facility	(268)	(259)
Write-off deferred loan fees	3,342	—
Non-cash amortization-stock award to directors	42	—
Amortization of loan issuance costs	576	579
Income tax expense	(3,070)	(10,156)
Interest expense (3)	(18,844)	(8,178)
Change in assets and liabilities	(42,346)	176,039

Net cash provided (used) by operating activities	$(16,871)	$205,121

(1)

We use earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a measure of leverage capacity and debt service ability.  We consider EBITDA to be a key liquidity measure but it should not be considered as a measure of financial performance under GAAP or as an acceptable alternative to GAAP cash flows from operating activities, net income or operating income.  Management uses this non-GAAP financial information to measure liquidity and we believe investors use the information for the same purpose.  We have provided this supplemental non-GAAP information to demonstrate meaningful information regarding our liquidity on a consistent and comparable basis for the periods presented.  Our definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies and is not the same as that term is used under our new senior credit agreement.

(2)	2004 includes $18.0 million of expenses, net of income taxes, related to our IPO.
(3)

Amount for 2004 includes an aggregate of $8.6 million in expense including the redemption premium of $5.3 million incurred in connection with the redemption of $71.75 million of our 7 3/8% Senior Subordinated Notes due 2013 and $3.3 million of loan issuance costs that we wrote off related to the pay down of debt.

(4)	Net of amortization of loan issuance costs, which is included in interest expense.